Exhibit 99.1

1200 RIVERPLACE BOULEVARD — JACKSONVILLE, FL 32207-1809 — (904) 346-1500

June 16, 2010	For more information:
Susan Datz Edelman
FOR IMMEDIATE RELEASE	Director, Stockholder Relations
(904) 346-1506
sedelman@steinmart.com

STEIN MART, INC. SHAREHOLDERS RE-ELECT DIRECTORS

JACKSONVILLE, FL –Shareholders of Stein Mart, Inc. (Nasdaq: SMRT) elected twelve members of the Company’s board of directors at the Company’s annual meeting held yesterday. Shareholders also ratified the appointment of PricewaterhouseCoopers LLP as the independent registered certified public accountants for the fiscal year ending January 29, 2011.

Re-elected for a one-year term were Jay Stein, chairman of the board, Stein Mart, Inc.; David H. Stovall, Jr., president and chief executive officer of Stein Mart, Inc.; Alvin R. “Pete” Carpenter, former vice chairman of CSX Corporation and lead director; Ralph Alexander, managing director of Riverstone and former chief executive officer of Innovene; Irwin Cohen, senior advisor with the Peter J. Solomon Company and former global managing partner, retail and consumer products practice, Deloitte and Touche LLP; Susan Falk, former group president of womenswear, Hartmarx Corporation; Linda McFarland Farthing, former president/CEO, Stein Mart, Inc.; Mitchell W. Legler, Esq, general counsel to the Company; Richard L. Sisisky, president of The Shircliff and Sisisky Company; Martin E. “Hap” Stein, Jr., chairman and CEO of Regency Centers Corporation; and John H. “Jack” Williams, Jr., vice chairman of the board and former CEO of Stein Mart, Inc. Also elected was Robert L. Mettler, former chairman/CEO, Macy’s West, who was appointed to the board in August, 2009.

About Stein Mart

Stein Mart stores offer the fashion merchandise, service and presentation of a better department or specialty store, at prices competitive with off-price retail chains. Currently with locations from California to New York, Stein Mart’s focused assortment of merchandise features current season, moderate to better fashion apparel for women and men, as well as accessories, gifts, linens and shoes.

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For more information about Stein Mart, go to www.steinmart.com